Exhibit 99.2

Reconciliation of range of projected EBITDA to earnings before income taxes for the year ending January 31, 2017 relating to operations of Klein:

(in thousands)

	Low end of range	High end of range
Earnings before income taxes	$1,400	$1,900
Depreciation and amortization	600	600
Interest expense	—	—

EBITDA	$2,000	$2,500